EXHIBIT 99.1
ImmunityBio Reports Q2 Earnings Release Reflecting 60% Increase in Revenue in Q2 2025,
with Year-to-Date Sales of $43 million and 246% Unit Growth Since J-code
•Q2 2025 Revenue Growth with Continued Strong Sales Momentum: $26.4 million, up 60% from Q1 2025, with year-to-date sales of approximately $43 million.
•ANKTIVA® Unit Growth Since J-code: 246% unit sales volume growth in 1H 2025 compared to 2H 2024.
•Cash Position: $153.7 million in cash, cash equivalents and marketable securities as of June 30, 2025, with additional $80 million equity financing closed in July 2025, with warrants which could result in an additional gross proceeds of up to approximately $96.0 million.
•Non-Small Cell Lung Cancer (NSCLC): ImmunityBio has launched ResQ201A, a randomized controlled trial (RCT), in the U.S., evaluating its IL-15 superagonist N-803 in combination with tislelizumab, a PD-1 CPI from BeOne Medicines in patients with second-line lung cancer who were progressing on checkpoint inhibitors (CPIs). The Company has also submitted clinical trial applications for ResQ201A in the EU and the UK, with Canada expected to be submitted in early Q3 2025, and with plans underway to submit in Asia.
•Lymphopenia: The Company met with the Division of Non-Malignant Hematology at the U.S. Food and Drug Administration (FDA) in June 2025 to present updated data from its lymphopenia program. The Division was supportive of the findings including the underlying science of stimulating lymphocytes with ANKTIVA and expressed a desire to support an efficient path to approval, noting that additional time will be required to finalize the appropriate development plan. Expanded Access Program (EAP) authorization has been activated for the indication for all solid tumors in patients who have failed first-line treatment on chemotherapy, radiotherapy or immunotherapy and exhibit low absolute lymphocyte counts (ALC < 1,000/μL).
•Lynch Syndrome: Full enrollment reached in the randomized National Cancer Institute (NCI) cancer prevention clinical trial using ANKTIVA in combination with adenovirus vaccine in 186 patients with Lynch Syndrome.
•UK’s Medicines and Healthcare products Regulatory Agency (MHRA) approved marketing authorization application of ANKTIVA in combination with BCG for the treatment of adult patients with BCG-unresponsive non-muscle invasive bladder cancer with CIS with or without papillary tumors.
•Papillary NMIBC: ImmunityBio conducted a Type A meeting with the FDA in June 2025 to discuss its program targeting papillary-only non-muscle invasive bladder cancer (NMIBC) and the FDA’s response to the supplemental BLA (sBLA) filing. Contrary to the advice the FDA gave the Company in January 2025 to submit the sBLA, the FDA responded with a Refuse to File (RTF) notice in May 2025 on the basis of requiring a randomized control trial (RCT) against chemotherapy. At the June 2025 meeting, ImmunityBio provided new data regarding the updated results since the initial BLA filing of papillary-only data as well as real-world data of chemotherapy just published in this indication. In the papillary-only NMIBC new data based on 26 of the 100 subjects in Cohort A and 80 subjects in Cohort B (Papillary Alone) of our QUILT-3.032 trial, demonstrated long-term (36-month) progression free survival and bladder sparing with ANKTIVA in combination with BCG. ImmunityBio presented the newly published real-world data, which demonstrates that compared to chemotherapy, ANKTIVA in combination with BCG led to improved outcomes of progression-free survival and cystectomy avoidance at 36-months. To our knowledge, the results to date of ANKTIVA in combination with BCG represent the longest duration of follow-up with the longest duration of bladder sparing in these subjects. The Company indicated at the meeting that it would seek a new meeting request with this new data and withdraw the prior sBLA filing; however, the Company

ImmunityBio Reports Operational and Financial Results

is re-evaluating this approach in consultation with its regulatory counsel and may seek to amend the initial filing with the new data rather than withdrawing it, with a commitment to initiate a RCT of chemotherapy-free ANKTIVA in combination with BCG versus chemotherapy in the Papillary Alone indication.
In addition, ImmunityBio has applied to the National Comprehensive Cancer Network (NCCN) to seek expansion of the BCG-unresponsive NMIBC guidelines to include papillary-only disease, in addition to the currently recognized CIS with or without papillary disease. The NCCN is expected to review the submission at its August 2025 meeting.
CULVER CITY, Calif. — August 5, 2025 — ImmunityBio, Inc. (NASDAQ: IBRX), a leading immunotherapy company, today announced its financial results for the fiscal quarter and six months ended June 30, 2025.
In the second quarter of 2025, ImmunityBio reported $26.4 million in revenue, representing a 60% increase from $16.5 million in the first quarter of 2025. This growth reflects continued commercial traction of ANKTIVA in combination with BCG in BCG-unresponsive NMIBC with carcinoma in situ (CIS) with or without Papillary tumors. The first half 2025 sales of $42.9 million represents a 246% increase in unit volume during the first two quarters of 2025 since the J-code approval versus the last two quarters of 2024. The Company ended the quarter with $153.7 million in cash, cash equivalents and marketable securities as of June 30, 2025.
“ANKTIVA continues to deliver clinical results and promising commercial potential for ImmunityBio,” said Richard Adcock, President and CEO of ImmunityBio. “We’re seeing robust demand across U.S. urology practices of all sizes, driven in part by ANKTIVA’s ease of storage and administration. With commercial authorization now in place in the UK, we’re actively evaluating our go-to-market strategy for this important initial global market. In parallel, our recombinant BCG (rBCG) therapeutic has been administered safely to more than 150 patients to date in the United States under the expanded access protocol, helping urologists address the ongoing BCG shortage in the U.S. The recent equity financing further strengthens our balance sheet and enables us to accelerate key studies.”
“Our goal has always been to use our innovative science to attack a broad range of cancers, and we are deeply committed to this goal in order to meet the urgent needs of millions of patients,” said Dr. Patrick Soon-Shiong, Founder, Executive Chairman and Global Chief Scientific and Medical Officer of ImmunityBio. “To that end, we’ve begun global expansion of key clinical trials, including those for BCG-naïve NMIBC and second-line lung cancer. In addition, we’ve initiated enrollment across multiple trials to validate our novel lymphopenia rescue agent in prolonging duration of survival across multiple tumor types—a critical effort to address this life-threatening immune deficiency, and is often triggered by chemotherapy, radiation, or some immunotherapies.”

ImmunityBio Reports Operational and Financial Results

Second-Quarter Ended June 30, 2025 Financial Summary and Comparison to Prior Year Quarter
Product Revenue, Net
Product revenue, net increased $25.4 million during the three months ended June 30, 2025, as compared to the three months ended June 30, 2024, due to an increase in sales of ANKTIVA, which was approved in April 2024.
Research and Development Expense
Research and development (R&D) expense increased $4.1 million to $55.2 million during the three months ended June 30, 2025, as compared to $51.1 million during the three months ended June 30, 2024. The increase was due to higher manufacturing costs and higher distribution costs driven by more production and clinical trial activities, and higher license fees, partially offset by fewer sponsored research agreements.
Selling, General and Administrative Expense
Selling, general and administrative (SG&A) expense decreased $6.9 million to $42.3 million during the three months ended June 30, 2025, as compared to $49.2 million during the three months ended June 30, 2024. The decrease was due to lower costs related to litigation settlements and commercial consulting activities.
Net Loss Attributable to ImmunityBio Common Stockholders
Net loss attributable to ImmunityBio common stockholders was $92.6 million during the three months ended June 30, 2025, compared to $134.6 million during the three months ended June 30, 2024. The reduction of loss was primarily driven by increased product revenue, lower SG&A expense described above, lower related-party interest expense, changes in the fair value of warrant liabilities and a related-party convertible note, partially offset by changes in the fair value of derivative liabilities and an increase in interest expense related to the revenue interest liability.
Six Months Ended June 30, 2025 Financial Summary and Comparison to Prior Year Six Months Ended
Product Revenue, Net
Product revenue, net increased $41.9 million during the six months ended June 30, 2025, as compared to the six months ended June 30, 2024, due to an increase in sales of ANKTIVA, which was approved in April 2024.
Research and Development Expense
R&D expense decreased $1.0 million to $103.5 million during the six months ended June 30, 2025, as compared to $104.5 million during the six months ended June 30, 2024. The decrease was mainly due to a reduction in outside service costs, CMO fees and drug materials purchased and used in manufacturing, partially offset by an increase in clinical trial costs and by higher manufacturing costs driven by increased production activities.
Selling, General and Administrative Expense
SG&A expense decreased $16.1 million to $75.0 million during the six months ended June 30, 2025, as compared to $91.1 million during the six months ended June 30, 2024. The decrease was primarily driven by lower costs related to litigation settlements and commercial consulting activities, partially offset by higher stock-based compensation expense, recruiting and training expenses, salaries, benefits and commissions, and travel expenses due to growing sales and marketing activities.
Net Loss Attributable to ImmunityBio Common Stockholders
Net loss attributable to ImmunityBio common stockholders was $222.2 million during the six months ended June 30, 2025, compared to $268.7 million during the six months ended June 30, 2024. This reduction of loss was primarily driven by increased product revenue, lower R&D and SG&A expense described above, lower related-party interest expense, and changes in the fair value of warrant liabilities, partially offset by changes in the fair value of derivative liabilities and a related-party convertible note, an increase in interest expense related to the revenue interest liability and lower interest and investment income.

ImmunityBio Reports Operational and Financial Results

ImmunityBio, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; in thousands, except per share amounts)	2025	2024	2025	2024

Revenue
Product revenue, net	$26,421	$990	$42,930	$990
Other revenues	4	57	12	97
Total revenue	26,425	1,047	42,942	1,087
Operating costs and expenses
Cost of sales	136	—	194	—
Research and development	52,430	48,832	98,406	100,154
Research and development – related parties	2,806	2,297	5,064	4,326
Selling, general and administrative	41,862	48,576	73,839	90,030
Selling, general and administrative – related parties	476	675	1,153	1,106
Total operating costs and expenses	97,710	100,380	178,656	195,616
Loss from operations	(71,285)	(99,333)	(135,714)	(194,529)
Other income (expense), net:
Interest and investment income, net	1,153	1,891	2,040	4,990
Change in fair value of warrant and derivative liabilities, and related-party convertible notes	6,989	1,894	(30,463)	(2,632)
Interest expense – related party	(15,474)	(29,787)	(30,787)	(59,245)
Interest expense related to revenue interest liability	(13,405)	(9,225)	(26,939)	(17,229)
Interest expense	(5)	(7)	(23)	(32)
Other expense, net	(278)	(17)	(319)	(37)
Total other expense, net	(21,020)	(35,251)	(86,491)	(74,185)
Loss before income taxes and noncontrolling interests	(92,305)	(134,584)	(222,205)	(268,714)
Income tax expense	(269)	—	(35)	—
Net loss	(92,574)	(134,584)	(222,240)	(268,714)
Net loss attributable to noncontrolling interests, net of tax	(19)	(20)	(39)	(41)
Net loss attributable to ImmunityBio common stockholders	$(92,555)	$(134,564)	$(222,201)	$(268,673)

Net loss per ImmunityBio common share – basic	$(0.10)	$(0.20)	$(0.26)	$(0.40)
Net loss per ImmunityBio common share – diluted	$(0.10)	$(0.20)	$(0.26)	$(0.40)
Weighted-average number of common shares used in computing net loss per share – basic	888,216	686,938	870,786	679,885
Weighted-average number of common shares used in computing net loss per share – diluted	888,216	686,938	870,786	679,885

ImmunityBio Reports Operational and Financial Results

ImmunityBio, Inc.
Selected Balance Sheet Data

(Unaudited; in thousands)	June 30, 2025	December 31, 2024

Cash and cash equivalents, and marketable securities	$153,658	$149,809
Total assets	402,076	382,933
Total related-party debt	492,084	461,877
Revenue interest liability	307,049	284,404
Total liabilities	971,895	871,062
Total ImmunityBio stockholders’ deficit	(570,749)	(489,098)
Total liabilities and stockholders’ deficit	402,076	382,933
ImmunityBio, Inc.
Summary Reconciliations of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; in thousands)	2025	2024	2025	2024

Cash (used in) provided by:
Net cash used in operating activities	$(79,746)	$(100,347)	$(165,651)	$(207,329)
Net cash used in investing activities	(16,142)	(51,490)	(12,013)	(87,112)
Net cash provided by financing activities	172,810	148,894	171,828	159,119
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	76	12	66	(27)
Net change in cash and cash equivalents, and restricted cash	76,998	(2,931)	(5,770)	(135,349)
Cash and cash equivalents, and restricted cash, beginning of period	61,144	133,369	143,912	265,787
Cash and cash equivalents, and restricted cash, end of period	$138,142	$130,438	$138,142	$130,438

ImmunityBio Reports Operational and Financial Results

About ANKTIVA
The cytokine interleukin-15 (IL-15) plays a crucial role in the immune system by affecting the development, maintenance, and function of key immune cells—NK and CD8+ killer T cells—that are involved in killing cancer cells. By activating natural killer (NK) cells, ANKTIVA overcomes the tumor escape phase of clones resistant to T cells and restores memory T cell activity with resultant prolonged duration of complete response.
ANKTIVA is a first-in-class IL-15 agonist IgG1 fusion complex, consisting of an IL-15 mutant (IL-15N72D) fused with an IL-15 receptor alpha, which binds with high affinity to IL-15 receptors on NK, CD4+, and CD8+ T cells. This fusion complex of ANKTIVA mimics the natural biological properties of the membrane-bound IL-15 receptor alpha, delivering IL-15 by dendritic cells and drives the activation and proliferation of NK cells with the generation of memory killer T cells that have retained immune memory against these tumor clones. The proliferation of the trifecta of these immune killing cells and the activation of trained immune memory results in immunogenic cell death, inducing a state of equilibrium with durable complete responses. ANKTIVA has improved pharmacokinetic properties, longer persistence in lymphoid tissues, and enhanced anti-tumor activity compared to native, non-complexed IL-15 in-vivo.
ANKTIVA was approved by the FDA in 2024 and by UK MHRA in 2025 for BCG-unresponsive non-muscle invasive bladder cancer CIS with or without papillary tumors. For more information, visit Anktiva.com.
About ImmunityBio
ImmunityBio is a vertically-integrated commercial stage biotechnology company developing next-generation therapies that bolster the natural immune system to defeat cancers and infectious diseases. The Company’s range of immunotherapy and cell therapy platforms, alone and together, act to drive and sustain an immune response with the goal of creating durable and safe protection against disease. Designated an FDA Breakthrough Therapy, ANKTIVA is the first FDA-approved immunotherapy for non-muscle invasive bladder cancer CIS that activates NK cells, T cells, and memory T cells for a long-duration response. The Company is applying its science and platforms to treating cancers, including the development of potential cancer vaccines, as well as developing immunotherapies and cell therapies that we believe sharply reduce or eliminate the need for standard high-dose chemotherapy. These platforms and their associated product candidates are designed to be more effective, accessible, and easily administered than current standards of care in oncology and infectious diseases. For more information, visit ImmunityBio.com (Founder’s Vision) and connect with us on X (Twitter), Facebook, LinkedIn, and Instagram.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding future operating results and prospects, commercialization activities, momentum and market data, discussions and meetings with the U.S. FDA, including with respect to the previously reported RTF letter received by the Company and potential implications thereof, potential next steps, decisions and timelines related to the Company’s regulatory submissions and strategy, participation by urology practices in ImmunityBio’s rBCG EAP, the expectation that the rBCG EAP will enable ImmunityBio to reliably bring an alternative source of BCG to patients in the U.S., the expectation that the EAP for lymphopenia will enable patients to have access to ANKTIVA for the indication described, the RMAT designation as previously reported and potential results therefrom and regulatory submissions and clinical development plan and trial in connection therewith, the belief that ALC levels and NLR levels obtained from a CBC are predictors of clinical benefit and outcomes relating to overall survival, clinical trial and expanded access program enrollment, timing, data and potential results to be drawn therefrom, anticipated components of ImmunityBio’s CancerBioShield™ platform, anticipated review timeline for the Company’s NCCN guidelines submission in NMIBC papillary only and potential implications therefrom, the development of therapeutics for cancer and infectious diseases, potential benefits to patients, potential treatment outcomes for patients, the described mechanism of action and results and contributions therefrom, potential future uses and applications of ANKTIVA alone or in combination with other therapeutic agents for the prevention or reversal of lymphopenia, potential future uses and applications of ANKTIVA alone or in combination with other therapeutic agents across multiple tumor types and indications and for potential applications beyond oncology, potential regulatory pathways and the regulatory review process and timing thereof, the application of the Company’s science and platforms to treat cancers or develop cancer vaccines, immunotherapies

ImmunityBio Reports Operational and Financial Results

and cell therapies that have the potential to change the paradigm in cancer care, and ImmunityBio’s approved product and investigational agents as compared to existing treatment options, among others. Statements in this press release that are not statements of historical fact are considered forward-looking statements, which are usually identified by the use of words such as “anticipates,” “believes,” “continues,” “goal,” “could,” “estimates,” “scheduled,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “indicate,” “projects,” “is,” “seeks,” “should,” “will,” “strategy,” and variations of such words or similar expressions. Statements of past performance, efforts, or results of our preclinical and clinical trials, about which inferences or assumptions may be made, can also be forward-looking statements and are not indicative of future performance or results. Forward-looking statements are neither forecasts, promises nor guarantees, and are based on the current beliefs of ImmunityBio’s management as well as assumptions made by and information currently available to ImmunityBio. Such information may be limited or incomplete, and ImmunityBio’s statements should not be read to indicate that it has conducted a thorough inquiry into, or review of, all potentially available relevant information. Such statements reflect the current views of ImmunityBio with respect to future events and are subject to known and unknown risks, including business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about ImmunityBio, including, without limitation, (i) risks and uncertainties regarding the FDA regulatory submission, filing and review process and the timing thereof, as well as that associated with regulatory agencies outside of the U.S. such as the European Medicines Agency (EMA), Medicines and Healthcare products Regulatory Agency (MHRA) and other regulatory agencies, (ii) risks and uncertainties regarding commercial launch execution, success and timing, (iii) whether the RMAT designation will lead to an accelerated review or approval, of which there can be no assurance, (iv) risks and uncertainties regarding participation and enrollment and potential results from the expanded access clinical investigation programs described herein, (v) whether clinical trials will result in registrational pathways, (vi) whether clinical trial data will be accepted by regulatory agencies, (vii) whether the NCCN will review and/or approve the Company’s submission described herein on the anticipated timeline or at all, (viii) risks and uncertainties regarding market access initiatives and timing, (ix) whether the FDA will permit the resubmission of the NMIBC papillary sBLA and the requirements thereof, (x) whether the FDA will ultimately approve the sBLA, or other submissions in a timely matter, or at all, of which there can be no assurance, (xi) risks and uncertainties regarding changes in personnel at the FDA and limited resources at the FDA and potential delays associated therewith, (xii) the ability of ImmunityBio to fund its ongoing and anticipated clinical trials, (xiii) the ability of ImmunityBio to continue its planned preclinical and clinical development of its development programs through itself and/or its investigators, and the timing and success of any such continued preclinical and clinical development, patient enrollment and planned regulatory submissions, (xiv) potential delays in product availability and regulatory approvals, (xv) the risks and uncertainties associated with third-party collaborations and agreements, including that with Serum Institute of India, (xvi) ImmunityBio’s ability to retain and hire key personnel, (xvii) ImmunityBio’s ability to obtain additional financing to fund its operations and complete the development and commercialization of its various product candidates, (xviii) potential product shortages or manufacturing disruptions that may impact the availability and timing of product, (xix) ImmunityBio’s ability to successfully commercialize its approved product and product candidates, (xx) ImmunityBio’s ability to scale its manufacturing and commercial supply operations for its approved product and future approved products, and (xxi) ImmunityBio’s ability to obtain, maintain, protect, and enforce patent protection and other proprietary rights for its product candidates and technologies. More details about these and other risks that may impact ImmunityBio’s business are described under the heading “Risk Factors” in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 3, 2025, and the Company’s Form 10-Q filed with the SEC on May 12, 2025, and in subsequent filings made by ImmunityBio with the SEC, which are available on the SEC’s website at www.sec.gov. ImmunityBio cautions you not to place undue reliance on any forward looking statements, which speak only as of the date hereof. ImmunityBio does not undertake any duty to update any forward-looking statement or other information in this press release, except to the extent required by law.

ImmunityBio Reports Operational and Financial Results

Investors
Hemanth Ramaprakash, PhD, MBA
ImmunityBio, Inc.
+1 858-746-9289
Hemanth.Ramaprakash@ImmunityBio.com
Media
Sarah Singleton
ImmunityBio, Inc.
+1 415-290-8045
Sarah.Singleton@ImmunityBio.com